CONTRACT FOR SERVICES
                                      AND
                                OFFSET AGREEMENT
                                     TO THE
                          PROFIT PARTICIPATION AGREEMENT


This agreeement is dated September 14, 1999 between Atlantic Syndication Network, Inc. (ASNI) and Ramon Bonin (RBC).

                                     RECITALS

1. ASNI agrees to provide contract services for RBC for consulting and production of RBC's Dynamic Builders commercial for $25,000.

2. RBC has previously invested $100,000 as described in that certain Profit Participation Agreement ("Profit Participation Agreement") dated January 17, 1999. It is understood that ASNI's projection of when the revenues were anticipated to begin has been delayed. In consideration for the indefinite time it may take to finish getting the project up and running, this additional consideration to RBC is agreed to between the parties.

     The parties hereby agree to the following:

     (1) The services shall be completed by Nov. 19, 1999

     (2) The $25,000 payment for these services shall be paid to ASNI by ASNI reducing the $100,000 investment made by RBC in the referenced Profit Participation Agreement to the amount of $75,000.

     (3) It is agreed that all other terms and conditions of the Profit Participation Agreement shall remain in full force and effect, including ASNI shall receive the $10,000 per month for management fees when the project is up and running.

ASNI


/s/ Kent G. Wyatt, Sr.
------------------------
Kent G. Wyatt, Sr.
President


RBC

/s/ Ramon Bonin
-------------------
Ramon Bonin